UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc. 2200 East Golf Road Des Plaines, Illinois 60016-1267

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2003 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 14, 2003, at 2:00 p.m. Central Time, at the Company’s offices located at 2200 East Golf Road, Des Plaines, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of two directors to serve for a three-year term expiring in 2006 and the transaction of such other business as may properly come before the meeting. The Board of Directors of the Company has determined that approval of the proposed slate of director nominees is in the best interest of the Company and its stockholders, and has unanimously recommended a vote “FOR” election of these nominees.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement, so that you will be informed as to the qualifications of the director nominees, and to vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy with your voting instructions by telephone, through the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Frederick B. Hegi, Jr.
Chairman of the Board

Des Plaines, Illinois
April 4, 2003

United Stationers Inc. 2200 East Golf Road Des Plaines, Illinois 60016-1267

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2003

The Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 14, 2003, at 2:00 p.m. Central Time, at the Company’s offices located at 2200 East Golf Road, Des Plaines, Illinois for the following purposes:

1.	To elect two Class II directors to serve for a three-year term expiring in 2006; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the Annual Meeting is the close of business on Wednesday, March 19, 2003. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s offices at 2200 East Golf Road, Des Plaines, Illinois during normal business hours for ten days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to be present in person at the meeting, you are urged to submit a proxy with your voting instructions as promptly as possible. Record holders of the Company’s Common Stock as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or by using the Internet. Instructions relating to these convenient services are described on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the U.S. postage-prepaid envelope provided with these materials.

By Order of the Board of Directors,

Deidra D. Gold
Secretary

April 4, 2003

United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016-1267

PROXY STATEMENT
APRIL 4, 2003

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2003 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are first being mailed to our stockholders on or about April 4, 2003.

Who May Vote

Holders of record of our Common Stock at the close of business on Wednesday, March 19, 2003 (the “Record Date”) may vote at the Annual Meeting. On that date, 32,586,746 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods:

•	By Telephone: Call 1-800-542-1160 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on your proxy card for voting by telephone.

•	Through the Internet: Go to the website http://www.votefast.com and follow the instructions printed on your proxy card.

•	By Mail: Complete, sign, date and, mail the proxy card in the enclosed envelope.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on your proxy card before your proxy and voting instructions will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, nominee, fiduciary or other custodian, you should review the separate voting form supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting form or toll-free telephone number or website address specified on that firm’s voting form for its beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card without indicating your voting instructions, the proxies will vote your shares FOR the election of the two director nominees shown under “Election of Directors — Director Nominees.” However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Submitting a new proxy card that is properly signed with a later date;

•	Voting again at a later date by telephone or through the Internet—your latest voting instructions will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 32,586,746 shares of our Common Stock issued and outstanding on the Record Date.

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the National Association of Securities Dealers, Inc. (the “NASD”) to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Typically, however, brokers are permitted by the NASD to vote for the election of directors without instructions from the beneficial owner. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Required Votes

Assuming a quorum is present, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or both nominees are not counted for this purpose and will not affect the outcome of this election. We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Expenses of Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the use of the mail, Company officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of electronic communication, without additional compensation. Upon request, we will reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock.

ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of eight members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the two current Class II Directors expire in 2003. Each of them is a nominee at the Annual Meeting for reelection to a three-year term expiring in 2006.

The nominees have indicated that they are willing and able to serve as Company directors. If either nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors.

Information regarding each of the director nominees and the directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other companies and period of service as a Company director, is set forth below.

Director Nominees

The nominees for election as Class II Directors at this year’s Annual Meeting, to serve for a three-year term expiring in 2006, are as follows:

FREDERICK B. HEGI, JR.

Mr. Hegi (59) was elected to the Company’s Board of Directors in March 1995 and has served as its Chairman since November 1996. In addition, Mr. Hegi served as Interim President and Chief Executive Officer from November 1996 until May 1997. Mr. Hegi is a founding partner of Wingate Partners, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. From July 1999 to September 2002, Mr. Hegi also served as Chairman, President and Chief Executive Officer of Kevco, Inc., a publicly held distributor of building products to the manufactured housing and recreational vehicle industries, which filed for protection under Chapter 11 of the United States Bankruptcy Code on February 5, 2001. Mr. Hegi is a director of Lone Star Technologies, Inc., a diversified company engaged in the manufacture of tubular products, and Drew Industries Incorporated, a producer of a broad array of components for the manufactured housing and recreational vehicle industries.

ILENE S. GORDON

Ms. Gordon (49) was elected to the Company’s Board of Directors in January 2000. She currently serves as Senior Vice President of Pechiney Group and President of Pechiney Plastic Packaging, overseeing all aspects of Pechiney’s flexible films, laminations and plastic packaging activities worldwide. Prior to joining Pechiney in June 1999, Ms. Gordon spent 17 years with Tenneco Inc., where she most recently served as Vice President and General Manager, heading up Tenneco’s folding carton business. She currently serves as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management business.

The Company’s Board unanimously recommends a vote “FOR” the election of these two persons nominated to serve as Class II directors.

Continuing Directors

The other directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class I Directors — Continuing in Office until May 2005

Richard W. Gochnauer (53) became the Company’s President and Chief Executive Officer in December 2002, after joining the Company as its Chief Operating Officer and a Director in July 2002. From 1994 until he joined the Company, Mr. Gochnauer held the positions of Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods, a privately held company that manufactures and distributes food and paper products. Prior to that, he served as Executive Vice President of The Dial Corporation, with responsibility for its Household and Laundry Consumer Products businesses, President of the Stella Cheese Company, then a division of Universal Foods, and President of the international division of Schreiber Foods, Inc. Mr. Gochnauer’s Executive Employment Agreement with the Company provided for his initial election to the Board.

Daniel J. Good (63) was elected to the Company’s Board of Directors in March 1995. Mr. Good is Chairman of Good Capital Co., Inc., an investment firm in Lake Forest, Illinois, and has served as such since 1995. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., the largest producer of cat litter in the United States. Prior to such time, he was Managing Director of Merchant Banking of Shearson Lehman Bros. and President of A.G. Becker Paribas, Inc. Mr. Good is a member of the boards or advisory boards of several private companies, including Tibersoft Corporation, Inc., for which he serves as Chairman, and the investment management firm of Brown Simpson Asset Management, LLC.

Max D. Hopper (68) was elected to the Company’s Board of Directors in August 1998. In 1995, he founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems, and he serves as its Principal and Chief Executive Officer. Prior to 1995, he served as Chairman of the SABRE Technology Group and as Senior Vice President for American Airlines, Inc., both units of AMR Corporation. Mr. Hopper currently serves as a director of: Gartner, Inc., an independent provider of research and analysis on information technology industries; Digex, Inc., a provider of managed Web and application hosting; Accrue Software, Inc., a provider of enterprise-level e-business analysis solutions; and Perficient, Inc., a provider of e-business solutions.

Class III Directors—Continuing in Office until May 2004

Roy W. Haley (56) was elected to the Company’s Board of Directors in March 1998. Mr. Haley is the Chairman and Chief Executive Officer of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services. Prior to joining WESCO in such roles in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley is a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, and he serves as a director and chairman of the Pittsburgh branch of the Federal Reserve Bank of Cleveland.

Benson P. Shapiro (61) was elected to the Company’s Board of Directors in November 1997. Dr. Shapiro has served on the faculty of Harvard University for 32 years and is currently the Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School. He continues to teach a variety of Harvard’s executive programs on a part-time basis and spends most of his time engaged in consulting, public speaking and writing. He serves as a director of Genuity Inc., a network services provider, and is a member of several boards or advisory boards of private companies.

Alex D. Zoghlin (33) was elected to the Company’s Board of Directors in November 2000. He currently serves as Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by a number of airline companies, including American, United, Delta, Northwest and Continental. Before joining Orbitz in January 2000, Mr. Zoghlin founded in 1998 and subsequently sold Sportsgear.com, a business-to-business sporting goods enterprise. He was the founder and, from 1995 to 1998, Chief Executive Officer of Neoglyphics Media Corporation, a Web development company serving Fortune 500 companies and selected government and non-profit organizations. In 1997, Mr. Zoghlin was honored as one of four winners of the

KPMG Illinois High Tech Award for contributing to the advancement of high technology business in Illinois. He also previously served in the United States Navy as a cryptography specialist.

Board of Directors’ Meetings and Committees

The Board of Directors held six meetings during 2002. During this period, each current director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served (during the periods that he or she so served).

The Board of Directors has established four standing committees—an Audit Committee, a Human Resources Committee, a Governance Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee.

The members of the Audit Committee, all of whom are independent as defined in The Nasdaq Stock Market, Inc.’s current and proposed revised listing standards, are Roy W. Haley (Chair), Max D. Hopper and Ilene S. Gordon. The Audit Committee held nine meetings during 2002, including those for review with management and the Company’s outside auditors of the Company’s financial results before their inclusion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements; (b) the soundness of the Company’s internal control systems, including its systems of internal accounting and financial controls; (c) the engagement of the Company’s outside auditors and the evaluation of their independence, qualifications and performance; (d) the performance of the internal audit services function; and (e) the Company’s compliance with applicable legal and regulatory requirements, as well as with applicable Company business conduct or ethics policies or codes.

The Human Resources Committee, whose current members are Ilene S. Gordon (Chair), Roy W. Haley and Alex D. Zoghlin, met six times during 2002. The Human Resources Committee generally acts as a Board compensation committee, in that it reviews and makes recommendations with respect to compensation, employment agreements and benefits applicable to executive officers, as well as compensation, benefits, training and development programs and employment policies generally applicable to employees of the Company and its subsidiaries.

The Governance Committee, whose members are Daniel J. Good (Chair), Frederick B. Hegi, Jr. and Benson P. Shapiro, met twice in 2002. This Committee sets the principles for and oversees the governance of the Company, including evaluation of the performance of the Company’s President and Chief Executive Officer and the Board of Directors and succession planning with respect to the President and Chief Executive Officer. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of director candidates, including any candidates recommended by Company stockholders for consideration by the Governance Committee.

To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement, with the candidate’s name and detailed qualifications, to the Company’s Secretary at 2200 East Golf Road, Des Plaines, Illinois 60016-1267. In order to propose a director candidate for nomination, a stockholder must comply with the procedures and deadlines described later in this Proxy Statement under the heading “Stockholder Proposals.”

The Executive Committee members are Frederick B. Hegi, Jr. (Chair), Benson P. Shapiro and Richard W. Gochnauer (from and after the retirement of Randall W. Larrimore in December 2002). Although it did not hold any meetings during 2002, the Executive Committee has the authority to act upon many corporate matters that require Board approval, except where Delaware law requires action by the full Board.

Compensation of Directors

During 2002, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee directors. With the assistance of an independent consulting firm, the Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level. The Governance Committee also considered information and recommendations from the consulting firm relating to various equity component alternatives. As a result of such review, the Governance Committee recommended to the Company’s Board of Directors, and the Board approved, prospective adjustments in the cash compensation payable to the Company’s non-employee directors and an annual stock option grant, as described more fully below.

Cash Compensation

In mid-2002, the retainer paid to directors who are not employees of the Company was increased from an annual rate of $25,000 to $36,000. No adjustment was made to other elements of cash compensation payable to non-employee directors. Meeting attendance fees continue to be payable at a rate of $1,000 for each Board meeting ($500 for each Board meeting held by conference telephone), $500 for each Committee meeting held in connection with a Board meeting or by conference telephone and $1,000 for any other Committee meeting. Committee Chairs are entitled to a fee of $750 for any Committee meeting held in connection with a Board meeting or by conference telephone and $1,500 for any other Committee meeting. Board members also are reimbursed for reasonable travel-related expenses incurred in connection with their attendance at Board and Committee meetings and Company events where their attendance is requested by management.

Deferred Compensation Plan

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may defer receipt of all or a portion (but not less than 50%) of their retainer and meeting fees. Fees deferred are credited quarterly to each participating director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Although deferred stock unit accounts are eligible for additional dividend equivalent credits, no current participant’s stock unit account reflects any such credits, as no dividends on the Company’s Common Stock have been declared or paid during his or her participation.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company director. Participants in the Director Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as directors or in substantially equal installments over a period of not more than five years thereafter. If a participating director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the director’s designated beneficiary.

Equity Compensation

Based on the recommendation of the independent consulting firm, in 2002 the Company’s Board of Directors approved the grant to each non-employee director of a non-qualified stock option to purchase shares of the Company’s Common Stock. Each non-employee director other than the Chairman of the Board received an option to purchase 6,000 shares of the Company’s Common Stock. In consideration of his additional responsibilities as the lead independent director, the Chairman of the Board received an option to purchase 7,000 shares of the Company’s Common Stock. All options had an exercise price of $25.00, equal to the fair market value of the Company’s Common Stock on the date of grant, and vest in equal or substantially equal annual installments over a three-year period.

These option grants were made in lieu of any awards under the United Stationers Inc. Directors Grant Plan (the “Directors Grant Plan”), adopted in 2001. The Directors Grant Plan permits the discretionary award of up to 4,000 deferred stock units per year to non-employee directors of the Company, with such individual vesting provisions, resale limitations and other terms as may be determined by the Board or the Board Committee charged with administration of the plan. Deferred stock units are eligible for dividend equivalent credits from and after their grant date until their settlement date, if any dividends are declared and paid on the Company’s Common Stock during that period. Deferred stock units generally are subject to settlement on a one-for-one basis in whole shares of the Company’s Common Stock, with a cash-out of any fractional stock units. Unless (a) a participant has elected to defer settlement as permitted under the Directors Grant Plan, (b) earlier settlement is required thereunder in connection with and effective immediately prior to a defined “change of control” event, or (c) the Board of Directors or Committee approves in its discretion any other accelerated settlement, settlement of vested deferred stock units will occur as soon as administratively feasible after the earliest of (1) the fifth anniversary of the date of grant, (2) the participant’s death, or (3) the participant’s disability.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 19, 2003 (unless otherwise indicated) with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

	Number of Shares
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

Various entities and individuals affiliated with Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. (1)	3,276,725	10.1%
One Maritime Plaza, Suite 1325 San Francisco, California 94111

Neuberger Berman, LLC
Neuberger Berman, Inc. (2)	2,357,766	7.2%
605 Third Avenue, 41st Floor New York, New York 10158

(1)	This information is based on a Schedule 13D Amendment filed with the SEC on July 26, 2002, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of July 22, 2002, by various Farallon-affiliated persons and entities. As the general partner of each of the Farallon partnerships listed below, Farallon Partners, L.L.C. (“FPLLC”) was reported to have shared voting and dispositive power with respect to the aggregate 1,807,605 shares beneficially owned by Farallon Capital Partners, L.P. (771,005 shares), Farallon Capital Institutional Partners, L.P. (726,300 shares), Farallon Capital Institutional Partners II, L.P. (128,400 shares), Farallon Capital Institutional Partners III, L.P. (134,600 shares) and Tinicum Partners, L.P. (47,300 shares). By virtue of investment management agreements between Farallon Capital Management, L.L.C., a registered investment adviser (“FCMLLC”), and various managed accounts, FCMLLC was reported to have shared voting and dispositive power with respect to the aggregate 1,469,120 shares held by such accounts. The individual reporting persons (Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly), who are managing members of both FPLLC and FCMLLC, were reported to have shared voting and dispositive power with respect to all of the 3,276,725 shares held by all such partnerships and managed accounts. FPLLC, FCMLLC and their individual managing members disclaim beneficial ownership of such shares, and all of the above-mentioned entities disclaim group attribution.

(2)	This information is based on a Schedule 13G Amendment filed with the SEC on February 13, 2003. Neuberger Berman, LLC (“Neuberger”) is a registered investment adviser. In such capacity, Neuberger may have discretionary authority to dispose of or to vote shares that are under its management. Neuberger, however, disclaims any economic interest in the shares, as Neuberger’s clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 2,357,766 shares, sole voting power with respect to 66,355 shares and shared voting power with respect to 1,627,900 shares. With regard to such 1,627,900 shares, Neuberger and Neuberger Berman Management, Inc., which serve as sub-adviser and investment manager, respectively, of various Neuberger Berman mutual funds, have shared dispositive power. Neuberger Berman, Inc. is the parent holding company and owns 100% of Neuberger and Neuberger Berman Management, Inc.

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 19, 2003 by each Company director, each current executive officer and former executive officer named in the Summary Compensation Table on page 15 and all of the Company’s directors and current executive officers as a group, with sole voting and investment power, unless otherwise indicated.

	Number of Shares
	of Common Stock
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class

Daniel J. Good	132,924(2)(3)	*
Ilene S. Gordon	23,177(2)(4)(5)	*
Roy W. Haley	30,000(2)	*
Frederick B. Hegi, Jr.	605,974(2)(4)(6)	1.9%
Max D. Hopper	29,470(2)(4)	*
Benson P. Shapiro	30,000(2)(4)	*
Alex D. Zoghlin	14,743(4)	*
Richard W. Gochnauer	—	*
Randall W. Larrimore	810,299(7)	2.4%
Kathleen S. Dvorak	35,978	*
Joseph R. Templet	25,734(8)	*
Mark J. Hampton	30,734	*
Deidra D. Gold	8,334	*
All Directors and Current Executive Officers as a Group (18 persons)	1,072,204	3.1%

*	Represents less than 1%

(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 19, 2003 through the exercise of stock options outstanding as of such date, as follows: Mr. Good, 6,000 shares; Ms. Gordon, 18,000 shares; Mr. Haley, 30,000 shares; Mr. Hegi, 30,000 shares; Mr. Hopper, 24,000 shares; Dr. Shapiro, 30,000 shares; Mr. Zoghlin, 12,000 shares; Mr. Gochnauer, 0 shares; Mr. Larrimore, 772,333 shares; Ms. Dvorak, 29,934 shares; Mr. Templet, 25,534 shares; Mr. Hampton, 30,734 shares; Ms. Gold, 8,334 shares; and all directors and current executive officers as a group, 339,436 shares.

(2)	Excludes shares of the Company’s Common Stock issuable on a one-for-one basis five years after the grant date, absent acceleration, in settlement of fully vested deferred stock units awarded in May 2001 under the Directors Grant Plan, as follows: Mr. Good, 3,200 shares; Ms. Gordon, 1,100 shares; Mr. Haley, 3,200 shares; Mr. Hegi, 4,000 shares; Mr. Hopper, 3,200 shares; and Dr. Shapiro, 3,200 shares.

(3)	Includes 60,798 shares owned by Good Capital Co., Inc. (“Good Capital”). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to share voting and dispositive power and therefore beneficially own such shares. Mr. Good disclaims beneficial ownership of the shares owned by Good Capital.

(4)	Includes shares issuable shortly after the participant’s cessation of service as a director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Director Deferred Compensation Plan, as follows: Ms. Gordon, 4,177 shares; Mr. Hegi, 6,620 shares; Mr. Hopper, 5,470 shares; and Mr. Zoghlin, 2,743 shares. Does not include the 6,455 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a director.

(5)	In addition to the shares referenced in footnotes (1) and (4), includes 1,000 shares with respect to which Ms. Gordon may be deemed to have shared voting and dispositive power with her spouse.

(6)	In addition to the shares referenced in footnotes (1) and (4), includes (i) 318,358 shares held of record by Mr. Hegi, (ii) 42,312 shares held of record by a family company of which he is managing partner, and (iii) 179,311 shares held in trust for his benefit and for which he serves as trustee. Also includes (a) 20,818 shares held by Wingate Management Corporation and (b) 8,555 shares held by Wingate Management Limited, L.L.C., as to which Mr. Hegi disclaims beneficial ownership. Mr. Hegi is President of Wingate Management Corporation and a manager of Wingate Management Limited, L.L.C. and, accordingly, may be deemed to have shared dispositive and voting power with respect to, and therefore beneficially own, the shares owned of record by these entities.

(7)	Excludes 25,000 shares of the Company’s Common Stock issuable on a one-for-one basis in January 2005 in settlement of fully vested deferred stock units awarded to Mr. Larrimore in 2001 under the Company’s Retention Grant Plan.

(8)	In addition to the shares referenced in footnote (1), includes 200 shares owned jointly with his spouse, as to which Mr. Templet has shared dispositive and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. To the Company’s knowledge, based on its review of such reports furnished to the Company and on written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that all such required Section 16(a) reports during 2002 were filed on a timely basis, except that the forfeiture of 75,000 unvested deferred stock units upon Mr. Larrimore’s retirement on December 23, 2002 was inadvertently reported late by the Company on Mr. Larrimore’s behalf.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the three directors named below, all of whom are independent under the applicable listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter originally adopted by the Board of Directors in February 2000 and amended as of March 15, 2003. A copy of the amended charter of the Audit Committee is included as Appendix A to this Proxy Statement.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent auditors.

In this context, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the Company’s audited financial statements for the fiscal year ended December 31, 2002 and the report of the independent auditors with respect thereto. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments and the clarity of the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) describing all relationships between the independent auditors and the Company that in the independent auditors’ judgment may bear on their independence, and has discussed with the independent auditors their independence from the Company and its management. In addition, the Audit Committee has considered the non-audit services provided by the independent auditors and concluded that such services are compatible with maintenance of the independent auditors’ independence.

The Audit Committee also discussed with the Company’s management, its internal auditors and the independent auditors the internal audit function’s organization, responsibilities and activities. The Audit Committee reviewed with the independent and internal auditors their respective audit plans, audit scope and identification of audit risks, and periodically met with both the internal and independent auditors, with and without management present, to discuss the results of their examinations and their respective evaluations of the Company’s internal controls. The Audit Committee also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair
Max D. Hopper
Ilene S. Gordon

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP (“E&Y”) as independent public accountants to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2003. E&Y has served as the Company’s independent auditors since March 1995.

Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

Fee Information

In accordance with the new SEC definitions and rules which the Company elected to adopt for this year’s Proxy Statement, the table below provides information with respect to the fees paid by the Company to E&Y during each of the last two years.

Type of Fees	2002	2001

Audit Fees (1)	$544,300	$502,999
Audit-Related Fees (2)	158,140	189,291
Tax Fees (3)	323,750	43,215
All Other Fees (4)	13,200	459,898

Total	$1,039,390	$1,195,403

(1)	“Audit Fees” are fees the Company paid E&Y for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and for review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, or for services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

(2)	“Audit-Related Fees” are fees billed by E&Y for assurance services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audits of employee benefit plans and consultation and audit services regarding the Company’s receivables securitization program.

(3)	“Tax Fees” are fees for tax compliance, tax advice, tax planning and for assistance with tax audits and appeals.

(4)	“All Other Fees” are fees for any services not included in the first three categories.

STOCK PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Common Stock over a five-year period with the cumulative total returns of (1) The Nasdaq Stock Market Index (US Companies), and (2) a group of companies included within Value Line’s Office Equipment Industry Index. The graph assumes $100 was invested on December 31, 1997 in our Common Stock and in each of the indices and assumes reinvestment of all dividends.

Company/Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

United Stationers Inc. (USTR)	$100.00	$108.05	$118.70	$103.38	$139.84	$119.69
*NASDAQ Market Index (US Companies)	100.00	141.02	262.08	157.70	125.14	86.50
**Value Line Office Equipment Industry Index	100.00	135.93	136.74	106.20	186.23	188.42

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors is appointed by the Board of Directors from its membership and consists entirely of directors who are not officers or employees of the Company. Among its executive compensation oversight responsibilities, the Human Resources Committee approves or presents recommendations to the Board with respect to the base salary and annual incentive compensation of the Company’s executive officers. The Committee also generally establishes performance targets under the Company’s Management Incentive Plan or criteria applicable to other executive officer bonuses, reviews attainment of such targets or satisfaction of other relevant criteria, and determines grants under and administers the Company’s equity-based, long-term incentive plans.

Philosophy

In overseeing the Company’s executive compensation programs, the Human Resources Committee is guided by the following principles:

•	Total compensation is intended to attract, motivate and retain talented contributors to the Company and to balance short and long-term Company goals by combining at or near industry-average base salaries with meaningful variable, performance-based short and long-term compensation;

•	A significant portion of total compensation is designed to link pay and performance and encourage attainment of Company and individual performance objectives through the use of annual cash incentives, with the potential for above industry-average payouts when superior performance objectives are met or exceeded; and

•	The Company’s compensation programs are intended to align the financial interests of executive officers and other managers with the interests of stockholders through long-term, equity-based incentives.

Evaluation and Components of Total Compensation

In its review of the Company’s compensation program in relation to the above compensation principles, the Human Resources Committee periodically reviews data regarding executive officer and other management compensation abstracted from general industry surveys and other publicly available sources, as well as benchmark information provided by independent human resources consulting firms. This comparative information has included compensation data relating to both wholesalers and a more diverse group of similarly-sized companies, including distribution, service and manufacturing firms, with which the Company believes it competes for management talent. These comparator group companies are not limited to the companies included in the Office Equipment Industry Index used for the Stock Performance Graph. The Committee also engages independent human resources consulting firms from time to time to advise it on specific compensation proposals and programs.

The three basic components of the Company’s compensation program are: (1) annual base salary; (2) short-term incentives, generally in the form of annual cash bonuses; and (3) long-term incentives, through stock options and other equity-related awards.

Base Salary

The Human Resources Committee believes it is important to provide competitive base salaries to attract and retain talented executives. Initially, in establishing base pay, the Company generally develops a salary range for positions based on what it regards as average base pay information with respect to similar positions at appropriate comparator companies.

In evaluating base compensation levels and proposed adjustments for executive officers, the Human Resources Committee generally considers responsibility level, experience, industry or technical knowledge and skills, demonstrated individual performance, internal fairness with respect to comparable positions at the Company involving similar responsibilities and, as described above, competitive base compensation practices.

In general, the base salaries of executive officers are subject to annual review, based on the preceding factors, and any adjustments in base compensation are made effective on January 1. Consistent with that approach, effective as of January 1, 2002, the base salary of Randall W. Larrimore, then the Company’s President and Chief Executive Officer, was increased from $750,000 to $775,000. In recommending a 3.3% base pay increase to the Board, the Human Resources Committee considered the Company’s relative performance for 2001 as compared to the prior year. The Committee also considered the substantial adjustment to Mr. Larrimore’s base salary made as of January 1, 2001 to bring it in line with market rates for chief executive officers of similarly sized distribution, service and manufacturing companies. Only two of the Company’s other executive officers received base salary increases during 2002.

Richard W. Gochnauer joined the Company as its Chief Operating Officer on July 22, 2002 and became its President and Chief Executive Officer following Mr. Larrimore’s retirement on December 23, 2002. Mr. Gochnauer’s Executive Employment Agreement provided for his base salary to be at an annual rate of $700,000 during 2002 and $750,000 commencing January 1, 2003. Mr. Gochnauer and the Company’s other officers have agreed to defer any contractual salary increases and any consideration of discretionary base salary adjustments from January 1, 2003 until July 1, 2003.

Annual Cash Incentives

The Company’s Management Incentive Plan (the “MIP”), as approved by the Company’s stockholders, is designed to provide annual cash incentive opportunities to executive officers and other Company associates. Under the MIP, bonuses generally become payable under a formula based on percentage attainment of Company performance targets predetermined annually by the Human Resources Committee. For 2002, the total Company performance goals applicable to the Company’s executive officers included both earnings per share (“EPS”) and working capital efficiency (“WCE”) goals. The 2002 target bonuses for Mr. Larrimore,

Mr. Gochnauer and the other executive officers were set at 80%, 80% and 40%-50%, respectively, of their base salaries.

The Company failed to achieve the minimum 2002 EPS performance target under the MIP. However, the quarterly WCE goals were attained at maximum levels in three of the four quarters of 2002, and at an above-target level in the other quarter. As a result of those WCE attainment levels, the Company’s executive officers received MIP payouts of approximately 37% of their total target bonus. For Mr. Larrimore, this resulted in a MIP payment of $228,904 for 2002. Mr. Gochnauer received a guaranteed cash bonus of $496,000 for 2002 pursuant to the terms of his Executive Employment Agreement in lieu of a payout under the MIP.

Long-Term Equity-Based Incentives

The Human Resources Committee believes that a significant component of executive compensation should be dependent on value created for stockholders through long-term stock price appreciation. This aligns the interests of executive officers with those of the Company’s other stockholders, and encourages consideration of long-term strategic as well as short-term operational goals. As a result, the Company’s long-term incentive awards are equity-based.

Stock options have played an important role in the Company’s total compensation program, for both executive officers and other key employees, and are expected to continue to do so. As a general rule, the Human Resources Committee makes an annual grant of options to a broad group of eligible employees. The number of shares subject to individual option grants generally is commensurate with the eligible employee’s job responsibility level and potential positive impact on the Company’s long-term performance.

The Human Resources Committee approved annual option grants in mid-2002, including a grant to Mr. Larrimore of a non-qualified option to purchase 100,000 shares of the Company’s Common Stock, based on the above criteria and consistent with the option grants to him in the two preceding years. Each of the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”) received an option to purchase 25,000 shares of the Company’s Common Stock. Upon his employment by the Company as provided in his Executive Employment Agreement, Mr. Gochnauer received two non-qualified options, each covering 200,000 shares of the Company’s Common Stock. One of those option grants to Mr. Gochnauer provides for accelerated vesting, in advance of the prescribed six-year cliff vesting, on attainment of various stock price conditions, as described in more detail under the heading “Executive Compensation — Option Grants in 2002.” The Human Resources Committee and the Board believed this performance-vesting option further aligned Mr. Gochnauer’s interests with those of the Company’s stockholders and was an appropriate counterpart to the companion time-vesting option.

No deferred stock unit awards were made during 2002 under the Company’s Retention Grant Plan, adopted in 2001. The Retention Grant Plan provides for the grant of deferred stock units that generally vest, and are settled on a one-for-one basis in shares of the Company’s Common Stock, eight years after their grant date, subject to accelerated vesting upon the attainment of specified increased stock price levels, on certain change of control triggers and in certain other circumstances.

Chief Executive Officer Transition

Mr. Larrimore retired as President and Chief Executive Officer of the Company and its wholly owned operating subsidiary, United Stationers Supply Co. (“USSC”), and as a member of the Company’s Board of Directors, as well as from any and all other positions he held with subsidiaries of USSC, as of December 23, 2002. In connection with such retirement, the Company and USSC entered into a Retirement Agreement with Mr. Larrimore as of November 19, 2002. As further described in the Summary Compensation Table and under the heading, “Executive Compensation — Employment Contracts and Employment Termination and Change in Control Arrangements — Former CEO Retirement Agreement,” the Retirement Agreement provided for the payment to Mr. Larrimore of a lump sum of $1,140,000, the accelerated vesting and extended expiration of certain outstanding options he held, the accelerated settlement of his vested deferred stock units and continued eligibility for certain health care benefits. The Human Resources Committee and the Board believed these Retirement Agreement terms to be appropriate in consideration of, among other things, Mr. Larrimore’s service to the Company, his continued employment through, and cooperation and assistance in facilitating, the transition to the Company’s new President and Chief Executive Officer, his

willingness to provide reasonably requested post-retirement assistance and his post-employment non-competition undertakings.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the Company’s MIP and its two Management Equity Plans were designed to comply with the requirements of Section 162(m) of the Code and were approved by the Company’s stockholders. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

The Human Resources Committee intends to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with the Company’s compensation objectives. In some cases, however, the Committee believes that the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Members of the Human Resources Committee:

Ilene S. Gordon, Chair

Roy W. Haley
Alex D. Zoghlin

EXECUTIVE COMPENSATION

Summary Compensation Table

The table and notes below show the compensation for the last three years of the Company’s President and Chief Executive Officer (from and after his employment as of July 22, 2002) and its four next highest-paid executive officers as of December 31, 2002 for services in all capacities to the Company and its subsidiaries. In addition, as required by SEC rules, the table includes the compensation paid to the Company’s former President and Chief Executive Officer for the same period through his retirement as of December 23, 2002. The individuals shown in the table below are sometimes referred to in this Proxy Statement as the “Named Executive Officers.”

		Annual Compensation			Long-Term Compensation

	Year			Other	Restricted	Securities
Name and	Ended	Base		Annual	Stock/Stock Unit	Underlying	All Other
Principal Position	12/31	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Options/SARs	Compensation(5)

Richard W. Gochnauer	2002	$301,667	$496,000	$22,107	—	400,000	—
President and Chief Executive Officer

Randall W. Larrimore	2002	$792,962	$228,904	$7,346	—	100,000 (6)	$1,157,500
Former President and	2001	750,936	300,000	1,402	$2,425,000	100,000	28,163
Chief Executive Officer	2000	575,956	690,000	—	—	100,000	26,143

Kathleen S. Dvorak	2002	$262,226	$44,304	$1,380	—	25,000	$9,137
Senior Vice President	2001	219,075	45,000	—	—	25,000	8,624
and Chief Financial	2000	160,956	87,000	—	—	12,000	8,233
Officer

Joseph R. Templet	2002	$255,650	$44,304	$3,093	—	25,000	$11,788
Senior Vice President,	2001	214,326	45,000	—	—	25,000	11,144
Sales	2000	196,476	117,312	—	—	12,000	10,996

Mark J. Hampton	2002	$253,352	$44,304	$2,238	—	25,000	$13,540
Senior Vice President,	2001	218,412	45,000	—	—	25,000	8,417
Marketing	2000	195,776	117,312	—	—	12,000	8,955

Deidra D. Gold (7)	2002	$252,664	$43,150	$1,111	—	25,000	$6,335
Senior Vice President, General Counsel and Secretary	2001	27,404	5,000		—	25,000	—

(1)	Reflects compensation amounts earned during the year, including any portions thereof deferred under the 401(k) Savings Plan and Deferred Compensation Plan of USSC. Amounts shown include base salary and, as applicable and required by SEC rules, certain cash payments in lieu of perquisites; also included for 2002 are additional cash amounts paid to the Named Executive Officers during the second half of 2002 in consideration of their assumption of premium payments on existing split-dollar life insurance policies.

(2)	The 2002 amount shown for Mr. Gochnauer represents the guaranteed bonus payable to him for 2002 in accordance with his Executive Employment Agreement, effective as of July 22, 2002, with the Company and USSC. The amounts shown for the other Named Executive Officers for 2002 and 2000 represent cash incentives earned under the Company’s Management Incentive Plan, or MIP, for the year shown, based on corporate performance for such year, and paid in the following year. For 2001, the Named Executive Officers did not earn any award under the MIP, as the applicable corporate performance EPS growth target was not attained. Amounts shown under this column for 2001 represent discretionary bonuses paid in 2002 in respect of other financial results (including working capital improvements), share price attainment and individual performance for 2001.

(3)	The amounts shown for 2002 consist of payments to offset federal and state tax liabilities attributable to the Named Executive Officers’ assumption of premium payments on existing split-dollar life insurance policies. The amounts shown for Mr. Larrimore in 2001 consist of payments to offset federal and state tax liabilities attributable to excess liability insurance coverage. The value of perquisites provided by the Company to the Named Executive Officers is excluded from the table, as such value did not exceed the lesser of $50,000 or 10% of the combined annual salary and bonus for any Named Executive Officer in any year.

(4)	The market value of the 100,000 deferred stock units (“DSUs”) awarded to Mr. Larrimore on April 11, 2001 under the Company’s Retention Grant Plan was based on the $24.25 per share closing price of the Company’s Common Stock on the grant date. Although these DSUs generally were to vest on the eighth anniversary of the grant date, absent employment terminations due to death or disability or upon certain change of control transactions, they were subject to accelerated vesting if the daily per share closing price for the Company’s Common Stock was equal to or greater than the following respective per share closing prices (subject to equitable adjustment) for at least 30 of 35 consecutive trading days (a “stock price condition”): (a) 25% vesting on satisfaction of a $35 stock price condition; (b) an additional 35% vesting on satisfaction of a $40 stock price condition; and (c) the remaining 40% vesting on satisfaction of a $45 stock price condition. The $35 stock price condition was satisfied on February 19, 2002, with the result that 25% of the DSU award to Mr. Larrimore then vested and became non-forfeitable. The remaining 75,000 unvested DSUs were forfeited upon his retirement on December 23, 2002. The 25,000 vested DSUs outstanding on December 31, 2002 had an aggregate value of $720,025, based on the $28.801 per share closing price of the Company’s Common Stock on such date. Although Mr. Larrimore generally would not have been entitled to receive shares of the Company’s Common Stock in settlement of his DSUs until eight years after their grant date, his Retirement Agreement with the Company and USSC provides for his receipt of 25,000 shares of Common Stock in settlement of the 25,000 vested DSUs on January 2, 2005. These DSUs are eligible for dividend equivalent credits from and after their grant date until their settlement date, if any dividends are declared and paid on the Company’s Common Stock during that period.

(5)	Amounts shown in this column for 2002 include:

(a)	Company contributions to the 401(k) Savings Plan on behalf of Mr. Larrimore, Ms. Dvorak, Mr. Hampton and Mr. Templet of $5,500 each;

(b)	Split-dollar life insurance premiums paid by the Company on behalf of the Named Executive Officers prior to the enactment of the Sarbanes-Oxley Act of 2002, as follows: Mr. Larrimore, $12,000; Ms. Dvorak, $3,637; Mr. Templet, $6,288; Mr. Hampton, $8,040; and Ms. Gold, $6,335; and

(c)	With respect to Mr. Larrimore, an aggregate gross retirement payment of $1,140,000 made to Mr. Larrimore by USSC in accordance with his Retirement Agreement.

(6)	Pursuant to Mr. Larrimore’s Retirement Agreement, the option granted to him in 2002 vested on an accelerated basis as of December 31, 2002 as to 33,333 shares and expired as to the remaining 66,667 shares.

(7)	Reflects compensation for Ms. Gold from and after her employment commencement in November 2001.

Option Grants in 2002

The table below shows all grants of stock options made to the Named Executive Officers during 2002 under either the United Stationers Inc. 1992 Management Equity Plan or the United Stationers Inc. 2000 Management Equity Plan, each as amended and restated as of July 31, 2002 (collectively, the “Equity Plans”). The Equity Plans provide for grants of non-qualified or incentive stock options to non-employee directors and key employees.

	Individual Grants

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates of
	Securities	Total Options/			Stock Price Appreciation
	Underlying	SARs Granted	Per Share		for Option Term(1)
	Options/	to Employees in	Exercise or	Expiration
Name	SARs Granted	Fiscal Year	Base Price	Date	5%	10%

Richard W. Gochnauer	200,000 (2)	14.8%	$23.91	07/22/12	$3,007,374	$7,621,276
	200,000 (2)	14.8	23.91	07/22/12	3,007,374	7,621,276
Randall W. Larrimore	100,000 (3)	7.4	25.59	07/31/12	1,609,341	4,078,387
Kathleen S. Dvorak	25,000	1.9	25.59	07/31/12	402,335	1,019,597
Joseph R. Templet	25,000	1.9	25.59	07/31/12	402,335	1,019,597
Mark J. Hampton	25,000	1.9	25.59	07/31/12	402,335	1,019,597
Deidra D. Gold	25,000	1.9	25.59	07/31/12	402,335	1,019,597

(1)	These amounts are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of the Company’s Common Stock. The actual value of the options will vary in accordance with the market price of such stock.

(2)	Mr. Gochnauer was granted two separate options to purchase 200,000 shares of the Company’s Common Stock on July 22, 2002. One option vests in three substantially equal annual installments beginning on the first anniversary of the grant date, and the other option vests on the sixth anniversary of the grant date, subject to accelerated vesting as described below.

(3)	Pursuant to Mr. Larrimore’s Retirement Agreement, this option vested on an accelerated basis as of December 31, 2002 as to 33,333 of the covered shares and expired as to the remaining 66,667 shares.

The options granted to the Named Executive Officers during 2002 normally become exercisable in equal or substantially equal annual installments on each of the first three anniversaries of their respective grant dates. Of the two options (each covering 200,000 shares) granted to Mr. Gochnauer in 2002, however, only one (the “Time-Based Option”) becomes exercisable ratably over such a three-year period based on the passage of time. The second option granted to Mr. Gochnauer (the “Price-Based Option”) provides for cliff vesting of any option shares as to which it has not previously become exercisable on the sixth anniversary of the grant date, with accelerated vesting on attainment of prescribed stock price conditions. The Price-Based Option is subject to accelerated vesting as of the respective dates when the Company’s Common Stock trades at the following respective per share market prices (subject to equitable adjustment) during any part of at least 45 of 60 consecutive trading days (a “stock price condition”): (a) 40,000 shares vesting on satisfaction of a stock price condition equal to $50 per share; (b) an additional 50,000 shares vesting on satisfaction of a $55 stock price condition; (c) an additional 50,000 shares vesting on satisfaction of a $60 stock price condition; and (d) an additional 60,000 shares vesting on satisfaction of a $65 stock price condition.

In addition, options granted under the Equity Plans are subject to partial or full accelerated vesting on certain events relating to a Change of Control (as defined in the Equity Plans) of the Company. One-half of the shares covered by a participant’s options that are outstanding, but not yet exercisable, immediately prior to a Change of Control generally become exercisable immediately as of the date of such a Change of Control, provided that the participant’s employment did not terminate prior to such Change of Control date. In addition, if a participant’s employment is terminated by the Company or any of its subsidiaries without “Cause” or by the participant in circumstances constituting “Good Reason” (as such terms are defined in the Equity Plans) after the date of the Change of Control but within one year thereafter, any options granted before the date of the Change of Control that are not then fully vested will become fully vested and immediately exercisable as of such employment termination date. Certain employment and/or individual option agreements with Named Executive Officers provide for accelerated option vesting in somewhat different circumstances relating to a Change of Control.

In general, under the Equity Plans, a “Change of Control” includes: (1) the acquisition by any individual, entity or group, other than the Company, any of its subsidiaries or any Company-sponsored benefit plan or trust, of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities (those entitled to vote generally in the election of directors); (2) the occurrence, during any consecutive two-year period, of a situation in which individuals constituting incumbent Company directors at the beginning of such period (including those subsequently nominated or elected with the approval of a majority of the initial incumbents) no longer constitute a majority of the Company’s Board; (3) consummation of a merger, consolidation or reorganization, or approval by the Company’s stockholders of, or the occurrence of, a liquidation or dissolution of the Company (a “Business Combination”), unless those who beneficially owned the Company and were incumbent directors on its Board prior to the Business Combination continue to have beneficial ownership of more than 50% of the combined voting power of its outstanding voting securities and continue to constitute more than 50% of the board members of the surviving corporation, respectively, thereafter and no individual, entity or group that did not beneficially own Company voting securities representing 30% or more of its voting power prior to the Business Combination beneficially owns 30% or more of the combined voting power of the surviving company thereafter; or (4) approval by the Company’s stockholders of an agreement for, or the occurrence of, a sale, lease, assignment, transfer or other disposition of all or substantially all of the Company’s assets to any individual, entity or group, other than a Company subsidiary or certain other entities having essentially the same proportionate beneficial owners as the Company. A Change of Control is not deemed to occur solely because an individual, entity or group (a) acquires beneficial ownership of more than 30% of the combined voting power of the Company as a result of the issuance of voting securities by the Company for assets (including equity interests) with a fair value equal to the fair value of the voting securities so issued, or (b) acquires beneficial ownership of more than any permitted amount of voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such individual, entity or group.

The Equity Plans also provide that, in specified situations in which (1) a participant’s termination of employment by the Company or any of its subsidiaries without Cause or by the participant for Good Reason occurs during an “Anticipated Change of Control” (as defined), and (2) a Change of Control occurs within one year after such employment termination, the participant’s options outstanding and unvested as of the employment termination date will become fully vested and exercisable.

Incentive stock options granted under the Equity Plans generally are not transferable. Non-qualified stock options are transferable at the discretion of the Human Resources Committee of the Company’s Board of Directors subject, in the case of options granted under the 1992 Management Equity Plan, to the limitations set forth in such plan.

Option Exercises in 2002 and Year-End Option Values

The table below shows: (i) aggregate exercises of options to purchase the Company’s Common Stock by the Named Executive Officers during 2002; (ii) the value realized upon such exercises; and (iii) the value of the remaining options held by the Named Executive Officers at year-end (based on the $28.801 per share closing price of the Company’s Common Stock on December 31, 2002, less the aggregate exercise price for such options, but before payment of applicable taxes).

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2002		December 31, 2002
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard W. Gochnauer	—	—	—	400,000	—	$1,956,400
Randall W. Larrimore (1)	29,617	$652,261	903,716	—	$9,722,467	—
Kathleen S. Dvorak	—	—	25,534	52,466	$56,519	$117,172
Joseph R. Templet	—	—	20,734	52,866	$50,529	$119,342
Mark J. Hampton	—	—	25,934	52,866	$58,690	$119,342
Deidra D. Gold	—	—	8,334	41,666	—	$80,275

(1)	Pursuant to the terms of Mr. Larrimore’s Retirement Agreement, the Company accelerated the vesting date of options to purchase 167,333 shares previously granted to Mr. Larrimore, and extended the period during which those options, as well as previously vested options to purchase 100,000 shares, could be exercised. See “Employment Contracts and Employment Termination and Change in Control Agreements — Former CEO Retirement Agreement” below.

Employment Contracts and Employment Termination and Change in Control

Arrangements

CEO Employment Agreement

The Company and USSC entered into an Executive Employment Agreement with Mr. Gochnauer, dated as of July 22, 2002 (the “CEO Agreement”). Under that agreement, Mr. Gochnauer was employed to serve first as the Company’s Chief Operating Officer and, as of a date to be determined by the Company’s Board of Directors, as the Company’s President and Chief Executive Officer. The Company also agreed to use its best efforts to cause him to be elected to the Company’s Board of Directors as soon as practicable, as occurred on July 22, 2002. The CEO Agreement provides for a base salary payable to Mr. Gochnauer at an initial annual rate equal to $700,000, to be increased to $750,000 on January 1, 2003. Pursuant to an amendment to the CEO Agreement, effective as of January 1, 2003, Mr. Gochnauer agreed to a voluntary deferral until July 1, 2003 of any base salary increase to an amount not less than $750,000. The CEO Agreement also provides for Mr. Gochnauer’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites policies, including relocation policies, and other benefit practices, policies and programs generally available to the Company’s other executives at the senior grade level, with an initial target annual incentive award opportunity under the MIP equal to 80% of his base pay and a potential payout range of 40% to 160% of base salary. For 2002, Mr. Gochnauer received a bonus of $496,000 guaranteed under the CEO Agreement in lieu of any payout under the MIP. Mr. Gochnauer also was granted options to purchase 400,000 shares at an exercise price of $23.91 per share, which was the closing price of the Company’s common stock on the date of the CEO Agreement. See “Option Grants in 2002” above. In addition to his participation in USSC’s qualified pension plan, the CEO Agreement entitles Mr. Gochnauer to five years of additional age and service credits (to be provided on a nonqualified basis) for purposes of computing his pension benefit.

If Mr. Gochnauer’s employment is terminated during the employment term by Mr. Gochnauer for Good Reason or by the Company without Cause (as such terms are defined in the CEO Agreement), Mr. Gochnauer will be entitled to receive (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year, (b) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the CEO Agreement)), (c) an amount equal to two times the greater of (y) his target incentive compensation award for the year in which his employment is terminated or (z) his average annual bonus for the prior three years, payable over 24 months following termination (or three times such amount payable in a lump sum in the event such termination occurs within two years of a Change of Control), (d) a pro rata portion of his target incentive compensation award for the year in which termination occurs payable in a lump sum, (e) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer, (f) continued vesting of option awards if permitted under the Equity Plans and provided for in his option agreements, and (g) career transition assistance services. In the event of termination within two years of a Change of Control, Mr. Gochnauer also will be entitled to three additional years of age and service credits for purposes of computing his pension benefit and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits he is entitled to under the CEO Agreement. The CEO Agreement also provides that Mr. Gochnauer will receive a “gross up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the CEO Agreement or otherwise.

The CEO Agreement also prohibits Mr. Gochnauer from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Former CEO Retirement Agreement

The Company and Randall W. Larrimore, the former President and Chief Executive Officer of the Company, entered into a Retirement Agreement, dated November 19, 2002 (the “Retirement Agreement”), in connection with Mr. Larrimore’s retirement from the Company. Mr. Larrimore retired from all positions with the Company, USSC and all USSC subsidiaries effective as of December 23, 2002. Upon his retirement, Mr. Larrimore’s Employment Agreement, dated as of June 19, 2001, terminated in its entirety.

Under the terms of the Retirement Agreement, Mr. Larrimore has agreed to make himself available to the Company to provide transition assistance with respect to areas and matters with which he was involved during his employment. The Company will reimburse Mr. Larrimore for actual out-of-pocket expenses he incurs in providing this assistance. The Retirement Agreement also prohibits Mr. Larrimore from competing against the Company in the United States or Canada or soliciting any of the Company’s customers or employees for a period of 18 months following his retirement.

Under the terms of the Retirement Agreement, the Company paid Mr. Larrimore a retirement payment in the amount of $1,140,000 (less applicable withholding taxes) in December 2002. In addition, the Company accelerated the vesting date and extended the exercise period for some options previously granted to Mr. Larrimore. In particular, the Company accelerated the vesting date of options to purchase 133,999 shares, with a weighted average exercise price of $27.75 per share, that originally were to vest during the first eight months of 2003, and an option to purchase 33,334 shares, with an exercise price of $32.99 per share, that originally was to vest in 2004. These options vested on December 31, 2002. The period during which these options can be exercised, as well as certain previously vested options to purchase an additional 100,000 shares with a weighted average exercise price of $30.41 per share, was extended to December 31, 2006. In addition, the settlement date for 25,000 vested deferred stock units held by Mr. Larrimore was accelerated to January 2, 2005 from April 11, 2009. Options to purchase 86,667 shares with a weighted average exercise price of $25.08 per share terminated upon Mr. Larrimore’s retirement.

Mr. Larrimore, his spouse and other qualified dependents are eligible to purchase healthcare and dental benefits under the Company’s plan for ex-officers at the same cost as paid by active employees of the Company for their healthcare and dental benefits sponsored by the Company. These benefits for Mr. Larrimore and his spouse will terminate when they reach the age of 65, and the benefits for eligible dependents will terminate when such dependent attains the participation limitations of the plan. These benefits will terminate earlier if an individual becomes eligible for healthcare benefits under another employer’s medical plan or if an individual incurs aggregate covered healthcare and dental expenses under the plan

(including expenses incurred while an employee of the Company) in excess of the $1 million limit under the plan.

Other Named Executive Officer Contracts

During 2002, the Company entered into employment agreements with the following Named Executive Officers: Kathleen S. Dvorak, Senior Vice President and Chief Financial Officer, Joseph R. Templet, Senior Vice President, Sales, Mark J. Hampton, Senior Vice President, Marketing, and Deidra D. Gold, Senior Vice President, General Counsel and Secretary. These agreements provide for a base salary of $240,000. These agreements also provide that the executive officers are eligible to receive annual incentive compensation awards under the Company’s management incentive or bonus plans, subject to achievement of performance goals determined under the plans, and to participate in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites policies, and other benefit practices, policies and programs generally available to the Company’s other executives at the senior grade level.

Under these agreements, if an executive’s employment is terminated during the employment term by the executive for Good Reason or by the Company without Cause (as such terms are defined in the agreements), he or she will be entitled to receive (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year, (b) an amount equal to one and one-half times his or her then existing base salary payable over 18 months following termination (or two times his or her base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the agreements)), (c) an amount equal to one and one-half times his or her target incentive compensation award for the year in which termination occurs payable over 18 months following termination (or two times such amount payable in a lump sum in the event such termination occurs within two years of a Change of Control), (d) a pro rata portion of his or her target incentive compensation award for the year in which termination occurs payable in a lump sum, (e) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he or she receives substantially equivalent coverage from a subsequent employer, (f) continued vesting of option awards if permitted under the Equity Plans and provided for in his or her option agreements, and (g) career transition assistance services. In the event of termination within two years of a Change of Control, such executive also will be entitled to two additional years of age and service credits for purposes of computing his or her pension benefit and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement. The agreements also provide that the executive will receive a “gross up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the agreement or otherwise.

These agreements also prohibit the executive from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of 18 months following his or her employment termination.

Other Change in Control Arrangements

The current Named Executive Officers have options to acquire shares of the Company’s Common Stock that are eligible for accelerated vesting in connection with a defined Change of Control of the Company, as described under the heading “Option Grants in 2002.”

Pension Plans

The Company’s operating subsidiary, USSC, maintains a noncontributory pension plan covering over 50% of its employees. Employees who are at least 21 years old are eligible to participate after 12 months of employment. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary and bonus), multiplied by the number of years of credited service up to a maximum of 40 years. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. There is a limit on the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. Employees’ pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. All such options are of actuarially equivalent value to the basic pension. The normal retirement age under this plan is 65. USSC also maintains a separate retirement benefit plan for its employees who are covered under collective bargaining contracts.

The table below shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the Named Executive Officers. The benefits for the Named Executive Officers other than Mr. Larrimore are calculated on the basis of estimated years of service at retirement age and current levels of compensation, with assumed annual compensation level increases and assumed increases in plan limits based on an inflation rate of 3.5%. Mr. Larrimore’s benefits reflect his retirement in December 2002. The amounts also reflect, for Mr. Gochnauer and Mr. Larrimore, supplemental pension benefits to which they are entitled under contractual arrangements with the Company and USSC.

Estimated Annual Pension
Name of Participant	at Retirement

Richard W. Gochnauer	$36,900
Randall W. Larrimore	18,569
Kathleen S. Dvorak	69,929
Joseph R. Templet	46,333
Mark J. Hampton	67,851
Deidra D. Gold	49,166

As of December 31, 2002, the credited years of service pursuant to the Pension Plan for the Named Executive Officers were: Mr. Gochnauer, 5 years, reflecting the 5 years of credited service to which he is entitled under his Executive Employment Agreement; Mr. Larrimore, 11 years, reflecting both his 6 years credit under the Pension Plan and the additional 5 years of credited service granted to him under his prior Executive Employment Agreement with the Company; Ms. Dvorak, 21 years; Mr. Templet, 18 years; Mr. Hampton, 21 years; and Ms. Gold, 1 year.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder desires to be considered by the Company for inclusion in its Proxy Statement and form of proxy relating to the Company’s 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267, no later than December 6, 2003 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/ Director Nominations

Any stockholder proposal for which the stockholder does not seek inclusion in the Company’s proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2004 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 14, 2004. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2004 Annual Meeting is first given to stockholders.

In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. In general, a stockholder’s notice of an intent to present a director nominee at an annual meeting must contain the name and address of the stockholder proponent and of the intended director nominee, a representation that the stockholder is the record owner of shares entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person specified in the notice, a description of any arrangements or understandings relating to such nomination, other information about the nominee that would be required under the SEC’s proxy rules and the consent of the nominee to serve as a director of the Company, if elected. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the accompanying proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please complete, sign and date the accompanying proxy card with your voting instructions and return it in the enclosed postage-prepaid envelope or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Deidra D. Gold
Secretary

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF UNITED STATIONERS INC.
(Revised as of March 15, 2003)

Purpose:

The purpose of the Audit Committee (the “Committee”) is to assist the Company’s Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements; (b) the soundness of the Company’s internal control systems, including its systems of internal accounting and financial controls; (c) the engagement of the Company’s outside auditors and the evaluation of their independence, qualifications and performance; (d) the performance of the internal audit services function; and (e) the Company’s compliance with applicable legal and regulatory requirements, as well as with applicable Company business conduct or ethics policies or codes. In addition, the Committee will prepare the audit committee report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s proxy statement.

Membership:

The Committee will consist of at least three members of the Board, all of whom will satisfy the applicable “independence” requirements of the National Association of Securities Dealers, Inc. (the “NASD”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any related rules and regulations of the Commission. Among other requirements, no member of the Committee will receive any compensation from the Company other than for his or her service on the Board or any of its committees. Each member of the Committee also will meet the financial literacy and experience requirements of the NASD, and at least one Committee member will satisfy the additional financial sophistication requirements of the NASD. In addition, the Committee expects that the Board will make a determination, as and when required by applicable law, whether at least one member of the Committee constitutes an “audit committee financial expert” as defined by the Commission. Committee members may not simultaneously serve on the audit committees of more than three other public companies.

The Board will appoint Committee members, on the recommendation of the Governance Committee, and designate a Committee Chairperson. The Board in its discretion may remove any Committee member at any time.

Meetings and Other Procedural Matters:

The Committee will meet as often as it determines to be appropriate, but not less than four times per year. The Committee will meet periodically with management, the internal auditors and the outside auditors in separate executive sessions. The Committee may request any officer or employee of the Company, or any outside counsel or other outside advisors employed by the Company or the Committee, to attend a Committee meeting or to meet with Committee members. Committee actions and meeting results will be reported regularly to the full Board.

Except as otherwise prescribed by the Company’s Bylaws, applicable law or NASD rules, the Committee may establish its own procedural rules. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Committee may prescribe and applicable legal requirements.

Resources and Authority:

The Committee will have sole authority to (a) appoint and retain, (b) determine the funding for, and (c) if appropriate, replace the outside auditors. It also will have authority to obtain advice and assistance from any such internal or external accounting, legal or other advisors as it deems appropriate. The Committee will have the sole authority to approve related retention terms and fees for the outside auditors and any outside advisors it elects to retain, and the Company will provide appropriate funding, as determined by the Committee, to compensate the outside auditors and any other such advisors. The Committee will have full power and authority to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company.

Key Responsibilities and Functions:

The following key responsibilities and functions are set forth as a general guide for Committee activities, with the understanding that the Committee may adjust this guide as it deems necessary or appropriate, consistent with applicable law. In general, as and to the extent the Committee deems appropriate, the Committee will:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the outside auditors the Company’s audited annual financial statements and drafts of the related management’s discussion and analysis, and consider recommending to the Board the inclusion of such audited financial statements in the Company’s Annual Report on Form 10-K.

2.	Review and discuss with management and the outside auditors the Company’s quarterly financial statements and drafts of the related management’s discussion and analysis, prior to the filing of the Company’s Quarterly Report on Form 10-Q, including the results of the outside auditors’ review of such quarterly financial statements.

3.	Discuss with management and the outside auditors the Company’s proposed earnings press releases, including the use of any “pro forma” or “adjusted” non-GAAP information.

4.	Discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61, including any serious difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

5.	Review and discuss with management, the outside auditors and, as appropriate, the internal auditors: (a) critical accounting policies and practices, including those relating to estimates and reserves used in the Company’s financial statements, (b) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and any major issues as to the quality and adequacy of the Company’s internal controls, (c) alternative treatments of financial information within GAAP discussed with management, their implications and the treatment preferred by the outside auditors, (d) other material written communications between the outside auditors and management, and (e) the effect of regulatory and accounting initiatives, as well as any material Company financial or non-financial off-balance sheet arrangements, on the Company’s financial statements.

6.	Review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated thereunder.

7.	Receive and discuss reports from management on the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Prepare the audit committee report required by Commission rules to be included in the Company’s annual proxy statement.

Oversight of the Company’s Relationship with the Outside Auditors

1.	Be directly responsible for the appointment, compensation and oversight of the outside auditors (including resolution of disagreements between management and the outside auditors regarding financial reporting), and provide that the outside auditors will report directly to the Committee.

2.	Review and discuss with the outside auditors their audit plan, including the proposed audit scope, the underlying factors considered in its determination and the proposed cost of outside audit services, and approve in advance all audit services to be provided by the outside auditors.

3.	Establish policies and procedures for the engagement of the outside auditors to provide permissible non-audit services, which will require pre-approval by the Committee (subject to any de minimis exception provided by law) and periodic Committee review of the fees paid by the Company for such services.

4.	Evaluate the qualifications and performance of the outside auditors, taking into account opinions of management and the internal auditors; obtain and review a report at least annually regarding the outside auditors’ internal quality-control procedures.

5.	Consider, at least annually, the independence of the outside audit firm, including whether the outside audit firm’s performance of permissible non-audit services is compatible with the outside auditors’ independence; obtain and discuss the letter from the outside audit firm required by Independence Standards Board Standard No. 1, describing any relationships between the Company and the outside auditors and any other relationships that may adversely affect the independence of the outside auditors; and present to the Board of Directors the Committee’s conclusions with respect to the independence of the outside audit firm.

6.	Review and evaluate the lead partner of the outside audit team and monitor the rotation of the lead audit partner and the audit partner responsible for reviewing the outside audit every five years or at such other intervals as may from time to time be required by law.

7.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the outside audit firm who participated in the audit of the Company.

Oversight of the Company’s Internal Audit Function

1.	Review and discuss the Company’s internal audit function, including its competence, staffing, charter, operational independence, responsibilities and authority, taking into account opinions of management and the outside auditors, the proposed scope and substance of the proposed internal audit plan, the coordination of the same with the work of the outside auditors, periodic progress reports on the internal audit plan and any significant deviations from or recommended changes in the planned internal audit.

2.	Review and discuss the significant findings from completed internal audits or reports to management, as well as management’s responses.

3.	Review the appointment, reassignment or dismissal of the senior internal audit executive.

Compliance Oversight Matters

1.	Establish procedures for: (a) the receipt, treatment and retention of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

2.	Discuss with the Company’s management (including its general counsel) or others (such as the outside auditors or outside counsel) as appropriate any regulatory, tax or other legal matters or developments (such as material legal proceedings involving the Company) that may have a material impact on the Company’s financial statements, accounting policies or compliance with applicable laws, regulations or listing standards.

3.	Advise the Board with respect to the Company’s policies and procedures relating to compliance with laws and ethical conduct; receive and discuss reports from management, the Company’s internal auditors and the outside auditors as to any significant non-conformity with applicable Company business conduct/ ethics policies or codes.

4.	Review and approve periodically, and no less frequently than annually, any related party transactions involving Directors or executive officers of the Company as required by applicable Commission or NASD rules (including but not limited to any transactions between the Company and any of its Directors or executive officers).

Limitations on Committee’s Roles:

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of the Company’s management and its outside auditors.

Committee Governance Matters:

The Committee will review and reassess the adequacy of this Charter annually and recommend any changes to the Board for approval. The Committee also will review and evaluate its own performance annually.

VOTE BY TELEPHONE

Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (US) National City Bank, P.O. Box 94509 Cleveland, Ohio 44101-4500.

Vote by telephone or internet 24 hours a day, 7 days a week

Vote by Telephone Call toll-free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 13, 2003 to be counted in the final tabulation.
See below for special deadline for Employee Stock Purchase Plan shares.
If you vote by telephone or Internet, please do not send your proxy card by mail.

YOUR CONTROL NUMBER IS:

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

UNITED STATIONERS INC.	PROXY / VOTING INSTRUCTION CARD

The undersigned hereby appoints DANIEL J. GOOD, RICHARD W. GOCHNAUER, AND BENSON P. SHAPIRO, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at 2200 East Golf Road, Des Plaines, Illinois on Wednesday, May 14, 2003, at 2:00 p.m., Central Time, and at any adjournment thereof.

This card also serves as voting instructions to Computershare Trust Company, Inc., as nominee of the United Stationers Inc. Employee Stock Purchase Plan. The nominee will vote the shares of the Company’s common stock allocated to the undersigned’s account at the Annual Meeting of Stockholders as directed by the undersigned on the reverse side. Your vote must be received by 11:59 p.m., Eastern Time, on May 11, 2003, to ensure that your Employee Stock Purchase Plan shares are voted at the meeting.

Signature

Signature (if jointly held)

Date: , 2003
Please date and sign exactly as your name appears to the left. Joint owners should all sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

PLEASE VOTE BY TELEPHONE OR INTERNET OR SIGN, DATE AND
RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

YOUR VOTE IS IMPORTANT !

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.

Please fold and detach card at perforation before mailing.

UNITED STATIONERS INC.	PROXY / VOTING INSTRUCTION CARD

This proxy will be voted as directed by the undersigned. This proxy is solicited on behalf of the board of directors of United Stationers Inc.

If no direction is given, this proxy will be voted for the election of the director nominees listed below. In their discretion, the proxies may vote upon any other business that properly comes before the meeting.

The Board of Directors recommends a vote FOR the director nominees listed.

1. Election of two directors to serve for a three-year term expiring in 2006.

Nominees: (01) Frederick B. Hegi, Jr.	(02) Ilene S. Gordon

FOR both listed director nominees	WITHHOLD AUTHORITY to vote for both listed director nominees

To withhold authority to vote for any nominee, write the nominee’s name on the line below:

 MARK HERE IF YOU PLAN TO ATTEND THE MEETING.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.